UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:   June 3, 2009

EMPYREAN HOLDINGS, INC.

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(Exact name of registrant as specified in its charter)

Nevada	0-30118	88-0413417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Identification No.)

11200 Westheimer Rd., Suite 900, Houston, TX 77042

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(Address of principal executive offices) (Postal Code)

Registrant's telephone number, including area code: (713) 243-8731

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appoint of Principal Officers

On June 3, 2009, Messrs William (Bill) Morris and Christopher (Chris) Raphael were appointed to the Board of Directors, and Mr. Marco Lizarraga was employed as Chief Operating Officer (COO) to be responsible for the day to day operations of the company and its subsidiaries.

Mr. Morris, a licensed architect and construction management expert, has over 40 years architectural design experience. He is licensed in 16 states and has been responsible for extensive development projects in 11 different countries and 19 Native American Nations A Las Vegas resident for over 17 years, Mr. Morris has detailed knowledge of the city and its construction requirements..

Mr. Raphael has over 35 years of experience and management in the gaming industry in the U.S., London, Bahamas, Puerto Rico, Australia and South Africa. His management positions include CEO of Playboy’s Clermont Club, London, Playboy Hotel and Casino and Sands Hotel and Casino, Atlantic City and Carnival’s Crystal Palace Resort and Casino.

Mr. Lizarraga has many years industry experience in real estate, city planning, housing and rural development consulting and political consulting and advocacy. He is a licensed real estate agent with a B.A in Economics, an M.A. in Educational Technology and is fluent in both English and Spanish

There are no family relationships among directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers.  There have been no transactions during the last two years, or proposed transactions, to which the Company was or is to be a party, in which Messrs Morris, Raphael, and Lizarraga had or are to have direct or indirect material interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 3, 2009

EMPYREAN HOLDINGS, INC.

/s/ Robert L. Lee

By: Robert L, Lee

President and Director